LEASE EXTENSION AND AMENDING AGREEMENT

DATE: November 28, 2011

AMONG:

Dorsay Development Corporation

and 1666500 Ontario Inc.

(collectively the “Landlord”)

AND:

Diversinet Corp.

(“Tenant”)

THE PARTIES hereby agree as follows:

1.

DEFINITIONS

In this Agreement:

(a)

“Building” means 2235 Sheppard Avenue East, Atria II, located in the City of Toronto.

(b)

“Lease” means the lease between Dorsay Investments Limited and 1666500 Ontario Inc. (collectively the “Original Landlord”) and Tenant dated August 3, 2006 covering the Premises. The Landlord is the successor in interest to the Original Landlord.

(c)

“Premises” means 8,442 square feet of space on the 17th floor of the Building, as shown hatched on Schedule A hereto.

(d)

“Extension Period” means the period from May 1, 2012 to April 30, 2017.

(e)

All other capitalized words and phrases, unless otherwise defined herein, have the meanings attributed to them in the Lease.

1.

EXTENSION OF TERM

The Term of the Lease is hereby extended to include the Extension Period.

1.

ANNUAL RENT

The Annual Rent during the Extension Period shall be:

Period May 1, 2012 to October 31, 2014 November 1, 2014 to April 30, 2017	Annual Amount $101,304.00 $113,967.00	Monthly Amount $8,442.00 $9,497.75	Annual Square Foot Rate $12.00 $13.50

1.

AMENDMENTS

Effective on May 1, 2012 (the “Effective Date”) the Lease is hereby amended as follows:

(a)

The following clause is added to Schedule D of the Lease as Article 21.11:

“Article 21.11  Annual Free Rent

Tenant shall not be required to pay Annual Rent for the 13th, 14th, 37th, 38th, 49th and 50th months of the Term (being May 2013, June 2013, May 2015, June 2015, May 2016 and June 2016), but all other terms and conditions of the Lease as amended shall apply.

During these periods, the Tenant shall pay the Landlord its proportionate share of Operating Costs, Taxes and Utilities.”

(b)

The following clause is added to Schedule D of the Lease as Article 21.12:

“Article 21.12  Signage

Subject to:

(a)

Tenant itself and/or an entity owned in whole by Tenant’s controlling company are in occupancy of the entire Premises in the Building;

(b)

Landlord has approved the size, design, quality, position, location of said Sign, acting in its sole discretion, which shall not be unreasonably withheld; and

(c)

Tenant acknowledges that the Landlord will be removing the existing pylon signage on Sheppard Avenue East and until such time as said pylon signage is removed;

the Tenant shall be permitted, at Tenant’s sole cost and expense, a non-exclusive right to maintain one (1) sign on the outside Building pylon at the main Sheppard Avenue entrance to the Complex to install its corporate name and/or insignia on one slot of the pylon sign (the “Sign”).

Tenant shall be responsible for all direct and indirect costs for the installation, maintenance and approval of said Sign.

Upon removal of the existing pylon signage on Sheppard Avenue East, the Landlord shall have no further obligation to provide such signage going forward other than that outlined below.

Should the Landlord erect new signage for which the Landlord is contractually obligated to provide to existing tenants prior to this agreement, and furthermore, should the Landlord make signage opportunities available to any existing tenants that the Landlord is not currently contractually obligated to provide, the Landlord will make signage available to the Tenant, at Tenant’s sole cost, subject to the standard terms and conditions that prevail from time to time. It is acknowledged and agreed by the Tenant that there shall be no annual fee levied by the Landlord related to this signage.

Tenant shall be responsible for the costs of the removal of said Sign and restoration of any damage caused to the Building pylon as result of said Sign and its removal during the Term, at the end of the Term or any renewal, thereof or any requirement of the Lease requiring Tenant to remove said Sign prior to the expiry of the Lease.”

(a)

Articles 11.02(g) of the Lease shall be intentionally deleted.

(b)

Articles 21.04, 21.05, 21.07 and 21.08 in Schedule D of the Lease shall remain in full force and effect.

(c)

Articles 21.01, 21.02, 21.03, 21.06 and 21.09 in Schedule D of the Lease are hereby deleted in their entirety.

1.

CONFIRMATION

Except as specifically provided herein, the terms and conditions of the Lease are confirmed and continue in full force and effect, and apply to this Agreement mutatis mutandis.

2.

ACKNOWLEDGEMENT

Tenant confirms that Landlord is not in default under any obligation of Landlord under the Lease; that there are no disputes or claims outstanding by Tenant against Landlord in respect of any past billings, rental recoveries or other matters pertaining to the Lease and Landlord is relying upon this confirmation in executing this Agreement.

3.

FURTHER ASSURANCES

Tenant shall, at its expense, promptly execute such further documentation to give effect to this Agreement as Landlord reasonably requires from time to time.

4.

ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. Tenant acknowledges and agrees that it has not relied upon any statement, representation, agreement or warranty except as set out in this Agreement.

5.

BINDING EFFECT

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, trustees, administrators, successors and assigns, as the case may be.

IN WITNESS WHEREOF the parties have signed, sealed and otherwise properly executed this Agreement.

LANDLORD:

Dorsay Development Corporation

Per:_____________________________________

Authorized Signing Officer

Per:_____________________________________

Authorized Signing Officer

Having authority to bind the corporation.

LANDLORD:

1666500 Ontario Inc

Per:__________________________________

Authorized Signing Officer

Per:__________________________________

Authorized Signing Officer

Having authority to bind the corporation

TENANT: Diversinet Corp. Per:________________________________________ Name: Albert Wahbe Title: Chief Executive Officer Having authority to bind the corporation.

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Schedule ‘A’

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